Exhibit 99.1

FOR IMMEDIATE RELEASE

Alimera Appoints Roger Sawhney, M.D. to Its Board of Directors

ATLANTA (February 27, 2023) – Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer, today announces the addition of Roger Sawhney, M.D. to its Board of Directors.  Dr. Sawhney is presently the Chief Financial Officer for Garuda Therapeutics, a company creating off-the-shelf, durable blood stem cell therapies. Dr. Sawhney will fill the position vacated by long term board member, Dr. Brian K. Halak.

“Dr.Sawhney brings a richness of financial experience both from the pharma corporate and healthcare investment points of view,” said Rick Eiswirth, Alimera’s President and Chief Executive Officer. “His insights and expertise will prove to be valuable behind our vision to become the place to be in retina.”

“I am excited to join Alimera at this point in their history with ILUVIEN continuing to show significant growth and the enrollment of the NEW DAY study nearing completion,” added Dr. Sawhney.  “I believe that I can bring some additional experience to the board that will help with Alimera’s continued growth.”

Dr. Sawhney has served as Chief Financial Officer of Garuda Therapeutics, Inc, since September 2022. From May 2020 to May 2022, Dr. Sawhney served as the Chief Financial Officer of Omega Therapeutics, Inc. (Nasdaq: OMGA), a pioneer in mRNA-based therapeutics for precision gene modulation, and he served as the Chief Business Officer of Omega from May 2022 to September 2022.

From September 2018 to February 2020, Dr. Sawhney served at KKR & Co. Inc. (NYSE: KKR), a global investment firm, as Director of its healthcare investment platform in the Americas where his work focused on investments across private and growth equity in the healthcare sector. From August 2009 to August 2012, Dr. Sawhney served as Senior Vice President and Head of Global Corporate Strategy for Novartis AG (NYSE: NVS), as well as Senior Vice President of Corporate Strategy and Business Development for Outcome Health from February 2017 to February 2018. Dr. Sawhney has also served as Partner with Bain & Company from August 2012 to February 2017 and the Boston Consulting Group from 1996 to 2009, where he managed numerous client engagements across the life sciences, med-tech and digital health sectors.

Dr. Sawhney holds an M.D. from Harvard Medical School and a BA in Economics from Stanford University.

About Alimera Sciences, Inc.

Alimera Sciences a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer. For more information, please visit www.alimerasciences.com.

For press inquiries:For investor inquiries:

Jules AbrahamScott Gordon

for Alimera Sciences for Alimera Sciences

917-885-7378scottg@coreir.com

julesa@coreir.com

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